EXHIBIT 99.1

1 Helen of Troy Plaza

El Paso, TX 79912

915-225-8000

immediate release

HELEN OF TROY LIMITED REPORTS RECORD

NET SALES REVENUE AND RECORD NET INCOME

FOR THE FIRST QUARTER OF FISCAL YEAR 2011

EL PASO, Texas, Jul. 8 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported record first quarter net sales revenue and record first quarter net income for the quarter ended May 31, 2010.

First quarter net sales revenue was $160,153,000 versus net sales revenue of $143,873,000 in the same period of the prior year, an increase of 11.3 percent. First quarter net income was $18,387,000, or $0.59 per fully diluted share, compared with $14,509,000, or $0.47 per fully diluted share, for the same period in the prior year, an increase of 26.7 percent.

First quarter net sales revenue in the Personal Care Segment increased 10.9 percent to $112,228,000 compared to $101,185,000 for the same period last year. Operating income in the Personal Care Segment, before impairment charges of $501,000 in the current quarter, was $13,583,000 compared to $10,593,000 in the prior quarter, an increase of 28.2 percent, due primarily to the recent successful acquisitions of the Infusium 23®, Pert Plus® and Sure® brands.

First quarter net sales revenue in the Housewares Segment increased 12.3 percent to $47,925,000 compared to $42,688,000 for the same period last year. Operating income in the Housewares Segment was $9,650,000, compared to $8,594,000 in the prior year quarter, an increase of 12.3 percent, reflecting continued strength in our OXO brands worldwide.

Consolidated gross profit for the first quarter was 45.2 percent compared to 40.7 percent in the first quarter of the prior year, an increase of 4.5 percentage points.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s first quarter results, stated “We continue to execute well across all of our market segments. During the first quarter, our net sales revenue and net income increased in both our Housewares and Personal Care Segments. We are pleased that we were able to deliver record net income for the first quarter in an uncertain sales environment.

“As of May 31, 2010, Helen of Troy’s balance sheet remained strong, with cash and cash equivalents  of $47,604,000, working capital of $214,408,000, and shareholders’ equity of $606,325,000.

“We are firmly committed to executing our strategic plan for fiscal year 2011, even as the economic environment remains challenging. The major components of our strategic plan include the following:

•                  Continued growth and expansion of OXO® product lines;

•                  Continued investment in new product line development and introductions to gain market share;

•                  Integration and development of our new Pert Plus® and Sure® product lines;

•                  Continued sourcing and product cost management initiatives to offset expected commodity and in-bound transportation cost increases;

•                  Continued implementation of productivity initiatives to reduce operating expenses; and

•                  Pursuit of additional acquisitions of complementary businesses or product lines.

Our first quarter performance lays a solid foundation for the current year. As a leader in our product categories to our retail partners, we believe we are well-positioned to achieve record net sales revenue and record net income for Helen of Troy in fiscal 2011,” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s release.  The teleconference begins at 11 a.m. ET today, Thursday, July 8, 2010.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through August 31, 2010.

Helen of Troy Limited is a leading designer, producer and global marketer of a strong portfolio of brand-name household and personal care consumer products. The Company’s household products include kitchen tools, cutlery, bar and wine accessories, household cleaning tools, tea kettles, trash cans, storage and organization products, gardening tools, kitchen mitts and trivets, barbeque tools, and rechargeable lighting products sold under the OXO®, Good Grips®, and Candela® brand names. The Company’s personal care products include hair dryers, straighteners, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder, shampoos, deodorants and skin care products. These products are sold  to consumers by mass merchandisers, drug chains, specialty retailers, warehouse clubs and grocery stores under Helen of Troy’s owned brands including Infusium 23®, Brut®, Pro Beauty Tools®, Pert Plus®, Sure®, Vitalis®, Final Net®, Ammens®, Condition® 3-in-1, SkinMilk®, Dazey®, Caruso®, Karina®, DCNL®, Nandi®,  Isobel® and Ogilvie®. Products are also sold under licensed trademarks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®,

Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited, Toni & Guy® outside of the Americas, licensed from Mascolo Limited, Bed Head® and  TIGI® in the Americas licensed from MBL/TIGI Products, LP, and Toni&Guy® in the Americas licensed from MBL/TONI&GUY Products, LP. The Company markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, Wigo®, Fusion Tools®,  Belson®, Belson Pro®, Gold ‘N Hot®, Curlmaster®, Profiles®, Comare®, Mega Hot®, and Shear Technology® owned brands to the professional beauty salon industry.

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“U.S. GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as EBITDA and EBITDA without share-based compensation and asset impairment charges, which are presented in this press release. The following table presents a reconciliation of these financial measures to their corresponding U.S. GAAP based measures presented in the Company’s consolidated condensed statements of income.

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends” and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2010 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the Company’s projections of product demand, sales and net income are highly subjective and our future sales and net income could vary in a material amount from our projections, the Company’s relationship with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s dependence on foreign sources of supply and foreign manufacturing, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, the inability to liquidate auction rate securities, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from third parties, our dependence on the strength of retail economies and vulnerabilities to a prolonged economic downturn, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, disruptions in U.S. and international credit markets, exchange rate risks, expectations regarding acquisitions and the integration of acquired businesses(including the Pert Plus® and Sure® product lines), the Company’s use of debt and the constraints it may impose, the cost, complexity and challenges of operating our global information systems,  the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended May 31,
	2010		2009
Sales revenue, net	$160,153	100.0%	$143,873	100.0%
Cost of goods sold	87,726	54.8%	85,364	59.3%
Gross profit	72,427	45.2%	58,509	40.7%

Selling, general, and administrative expense	49,194	30.7%	39,322	27.3%
Operating income before impairment	23,233	14.5%	19,187	13.3%

Asset impairment charges	501	0.3%	—	0.0%
Operating income	22,732	14.2%	19,187	13.3%

Other income (expense):
Nonoperating income (expense), net	170	0.1%	442	0.3%
Interest expense	(2,160)	-1.3%	(3,460)	-2.4%
Total other income (expense)	(1,990)	-1.2%	(3,018)	-2.1%
Income before income taxes	20,742	13.0%	16,169	11.2%

Income tax expense	2,355	1.5%	1,660	1.2%
Net income	$18,387	11.5%	$14,509	10.1%

Diluted earnings per share	$0.59		$0.47

Weighted average shares of common stock used in computing diluted earnings per share	31,353		30,578

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	5/31/2010	5/31/2009

Cash and cash equivalents	$47,604	$49,304

Receivables	115,369	105,220

Inventory	135,018	168,305

Total assets, current	315,225	345,100

Long-term investments	20,669	19,285

Total assets	851,325	825,347

Total liabilities, current	100,817	157,697

Total long-term liabilities	144,183	145,928

Stockholders’ equity	606,325	521,722

SELECTED OTHER DATA (in thousands)

Reconciliation of Non-GAAP Financial Measure - EBITDA (Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization) and EBITDA without share-based compensation and asset impairment charges to Net Income

	Three Months Ended May 31,
	2010	2009

Net income	$18,387	$14,509

Interest expense, net	2,022	3,247

Income tax expense	2,355	1,660

Depreciation and amortization	4,083	3,878

EBITDA (Earnings before interest, taxes, depreciation and amortization)	$26,847	$23,294

EBITDA without share-based compensation and asset impairment charges

EBITDA, as calculated above	$26,847	$23,294

Add: Asset impairment charges	501	—
Share-based compensation	407	117

EBITDA without share-based compensation and asset impairment charges	$27,755	$23,411

The above table of SELECTED OTHER DATA includes non-GAAP measures. EBITDA and EBITDA without share-based compensation and asset impairment charges that are discussed in the preceding table are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding table that reconciles these measures to their corresponding U.S. GAAP based measures presented in our Consolidated Condensed Statements of Income in the accompanying press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with U.S. GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s U.S. GAAP financial results in the foreseeable future.  The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities.  These non-GAAP measures are not prepared in accordance with U.S. GAAP, are not an alternative to U.S. GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, undue reliance should not be placed on non-GAAP information.

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2010